Investor Contact:    Alex Lewis
                   877-784-7167
NEWS RELEASE
Media Contact:       Debbie Atkins
                   864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER 2008

SPARTANBURG, S.C., July 29, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported results for its second quarter ended June 25, 2008.

Second Quarter Summary

•	Same-store sales decreased 0.7% at company units and decreased 3.7% at franchised units
•	Company restaurant operating margin increased by 0.9 percentage points to 12.5% of sales
•	Net income decreased $7.4 million to $3.2 million due primarily to lower asset sale gains
•	Adjusted income before taxes increased $4.2 million to $5.7 million
•	Sold 20 company restaurants to seven franchisees under Franchise Growth Initiative (FGI)
•	Announced new organizational structure expected to result in annualized general and administrative expense savings of $6 to $8 million in 2009
•	Raising guidance for 2008 adjusted income before taxes to $13 to $17 million, a 25-60% increase over 2007

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased to report greater operating margins and strong core earnings growth despite the difficult consumer and cost environment.  The strategic actions we have taken to optimize our business model, increase profitability and reduce debt are evident in our improving results.  The growing contribution of our higher margin franchise operations along with margin improvements in our company restaurants have allowed us to raise our income guidance for 2008.  While we expect the challenge of reduced consumer spending to continue impacting our sales, we are encouraged by the reception to our new products and promotions.  Our brand and marketing teams are delivering compelling new menu items along with aggressive new promotional campaigns to build profitable and sustainable sales growth. Through our strategic initiatives and day-to-day execution in our restaurants, we expect continued financial performance improvements as well as enhanced shareholder value over time.”

 Second Quarter Results

For the second quarter of 2008, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $190.3 million compared with $240.9 million in the prior year quarter.  Company restaurant sales decreased $55.1 million due primarily to 141 fewer equivalent company restaurants compared with the prior year quarter resulting from the sale of company restaurants to franchisees under the Franchise Growth Initiative.  During the second quarter, Denny’s opened two new company restaurants, closed one and sold 20 to franchisee operators.

Company restaurant operating margin (as a percentage of company restaurant sales) for the second quarter was 12.5%, an increase of 0.9 percentage points compared with the same period last year.  Product costs for the second quarter decreased 1.9 percentage points to 23.9% of sales due primarily to favorable menu mix and menu price increases.  Payroll and benefit costs increased 0.2 percentage points to 42.3% of sales as a result of higher group insurance and management staffing costs partially offset by improved crew labor efficiency and menu price increases.  Utility expenses increased 0.3 percentage points to 4.9% of sales due primarily to higher natural gas costs.

Franchise revenue in the second quarter increased $4.4 million, or 20%, to $27.0 million due primarily to an increase of 146 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $3.0 million increase in occupancy revenue, a $1.6 million increase in royalties partially offset by a $0.2 million decrease in franchise fees.  Franchise operating margin increased by $2.8 million, or 18%, to $18.5 million in the second quarter as higher franchise revenue offset a $1.6 million increase in franchise costs, primarily franchise occupancy costs.  Franchise operating margin was 68.5% as a percentage of franchise and license revenue.  During the second quarter, Denny’s franchisees opened two new restaurants, closed eight and purchased 20 company restaurants.

General and administrative expenses for the second quarter declined $1.6 million from the same period last year resulting primarily from reduced staffing and other compensation expenses.

Depreciation and amortization expense for the second quarter declined by $2.6 million compared with the prior year period primarily as a result of the sale of restaurant and real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $15.1 million in the quarter due primarily to a $10.3 million decrease in gains on the sale of restaurants and a $4.5 million increase in severance and other restructuring charges attributable to the redesign of Denny’s organizational structure as it transitions to a franchise-focused business model.

Operating income for the second quarter decreased $12.8 million to $10.5 million due primarily to the decrease in gains on the sale of restaurants and the increase in restructuring charges compared with the prior year period.  Excluding gains, losses, and other charges in both periods, operating income increased $2.3 million despite a $50.7 million decrease in total operating revenue due primarily to the sale of company restaurants.

Interest expense for the second quarter decreased $2.1 million, or approximately 19%, to $8.9 million as a result of a $97.2 million reduction in debt from the prior year period.

Other nonoperating income increased $1.4 million in the second quarter due primarily to changes in the fair value of Denny’s $100 million interest rate swap.

Net income for the second quarter was $3.2 million, or $0.03 per diluted common share, a decrease of $7.4 million compared with prior year net income of $10.6 million, or $0.11 per diluted common share.  Adjusted income before taxes for the second quarter was $5.7 million, an increase of $4.2 million compared with prior year income of $1.5 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s continues its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the second quarter, the company sold 20 restaurants to seven franchisee operators under FGI, bringing the number of company restaurants sold year-to-date to 41 and the number sold since the program began in early 2007 to 171.  Additionally, over the last 18 months Denny’s has signed development agreements for 136 new restaurants, 14 of which have opened, yielding a current development pipeline of 122 new restaurants.

Denny’s ended the second quarter of 2008 with a system mix of 77% franchised and licensed restaurants and 23% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program began in 2007.

The 41 company restaurants sold in 2008 generated net sale proceeds of $22.0 million of which $16.4 million was received in cash during the first half of the year.  $3.2 million of the sales proceeds were received in cash subsequent to the quarter end and were included in accounts receivable on the second quarter balance sheet.  Additionally, $2.4 million of the sale proceeds were received in the form of notes receivable.  The majority of the cash proceeds were used to reduce debt by $15.4 million during the first half of 2008.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “While our sales expectations for the year remain cautious due to the economic pressures on our customers, we will continue to focus on profitable sales drivers, lowering our operating costs and increasing our organizational efficiency.  As a result of higher earnings the past two quarters and our expectation for continued income growth through the remainder of the year, we are increasing our guidance for adjusted income before taxes in 2008 to $13 to $17 million, an increase of 25% to 60% over the 2007 result.”

The following financial guidance for full-year 2008 is based on year-to-date results and management’s expectations at this time.

-	Company same-store sales of (2.0%) to 0.0% for 2008
-	Franchise same-store sales of (4.0%) to (2.0%) for 2008
-	3 new company restaurant openings in 2008
-	30 to 34 franchise unit openings in 2008 compared with 18 in 2007
-	75 to 100 company restaurants sold to franchisees under FGI
-	Company restaurant sales of $645 to $655 million compared with $845 million in 2007
-	Franchise and license revenue of $112 to $114 million compared with $95 million in 2007
-	Adjusted EBITDA* of $86 to $89 million compared with $93 million in 2007
-	Adjusted income before taxes* of $13 to $17 million compared with $10.5 million in 2007
-	Cash interest expense of $32 million compared with $39 million in 2007
-	Cash capital expenditures of $29 million compared with $33 million in 2007

Certain key considerations for understanding the Company’s outlook for fiscal 2008 compared with its 2007 results include:

-	2008 will include 53 operating weeks (14 in the fourth quarter) compared with 52 operating weeks in 2007
-	The expectation of approximately 150 fewer equivalent company restaurants in 2008 compared with 2007 due to the impact of FGI across both years
-	Improved product cost margins due to proactive menu mix and pricing actions which help to offset higher commodity costs
-	General and administrative expenses (excluding incentive and share-based compensation) will trend down over the second half of the year due to organizational realignment

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on its results for the second quarter of 2008 on its quarterly investor conference call today, Tuesday, July 29, 2008 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 354 company-owned units and 1,191 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	6/25/08	6/27/07

Revenue:
Company restaurant sales	$163,233	$218,316
Franchise and license revenue	27,039	22,626
Total operating revenue	190,272	240,942
Costs of company restaurant sales	142,759	193,061
Costs of franchise and license revenue	8,520	6,933
General and administrative expenses	15,537	17,167
Depreciation and amortization	9,892	12,480
Operating gains, losses and other charges, net	3,027	(12,025)
Total operating costs and expenses	179,735	217,616
Operating income	10,537	23,326
Other expenses:
Interest expense, net	8,883	10,953
Other nonoperating income, net	(1,617)	(228)
Total other expenses, net	7,266	10,725
Income before income taxes	3,271	12,601
Provision for income taxes	120	2,018
Net income	$3,151	$10,583

Net income per share:
Basic	$0.03	$0.11
Diluted	$0.03	$0.11

Weighted average shares outstanding:
Basic	95,017	93,692
Diluted	98,911	98,967

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Two Quarters	Two Quarters
	Ended	Ended
(In thousands, except per share amounts)	6/25/08	6/27/07

Revenue:
Company restaurant sales	$332,826	$434,117
Franchise and license revenue	53,442	43,576
Total operating revenue	386,268	477,693
Costs of company restaurant sales	294,194	384,496
Costs of franchise and license revenue	16,691	13,408
General and administrative expenses	31,152	33,093
Depreciation and amortization	20,133	25,358
Operating gains, losses and other charges, net	(5,686)	(14,574)
Total operating costs and expenses	356,484	441,781
Operating income	29,784	35,912
Other expenses:
Interest expense, net	18,084	22,294
Other nonoperating expense (income), net	3,759	(425)
Total other expenses, net	21,843	21,869
Income before income taxes	7,941	14,043
Provision for income taxes	666	2,373
Net income	$7,275	$11,670

Net income per share:
Basic	$0.08	$0.12
Diluted	$0.07	$0.12

Weighted average shares outstanding:
Basic	94,922	93,554
Diluted	98,659	98,796

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/25/08	12/26/07

ASSETS
Current Assets
Cash and cash equivalents	$12,046	$21,565
Receivables, net	15,085	13,585
Assets held for sale	1,920	6,712
Other	13,063	16,011
	42,114	57,873

Property, net	176,799	184,610
Goodwill	41,064	42,439
Intangible assets, net	60,693	62,657
Other assets	34,096	29,777
Total Assets	$354,766	$377,356

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,526	$2,085
Current maturities of capital lease obligations	3,757	4,051
Accounts payable	31,213	43,262
Other current liabilities	79,045	82,069
	115,541	131,467
Long-Term Liabilities
Notes and debentures, less current maturities	310,913	325,971
Capital lease obligations, less current maturities	21,330	20,845
Other	78,954	81,305
	411,197	428,121
Total Liabilities	526,738	559,588
Total Shareholders' Deficit	(171,972)	(182,232)
Total Liabilities and Shareholders' Deficit	$354,766	$377,356

Debt Balances

(In thousands)	6/25/08	12/26/07

Credit facility revolver loans	$—	$—
Credit facility term loans	137,000	152,523
Capital leases and other debt	25,526	25,429
Senior notes due 2012	175,000	175,000
Total Debt	$337,526	$352,952

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/25/08	6/27/07	6/25/08	6/27/07

Net income	$3.2	$10.6	$7.3	$11.7

Provision for income taxes	0.1	2.0	0.7	2.4
Operating gains, losses and other charges, net	3.0	(12.0)	(5.7)	(14.6)
Other nonoperating (income) expense, net	(1.6)	(0.2)	3.8	(0.4)
Share-based compensation	1.0	1.1	1.7	2.3

Adjusted income (loss) before taxes (1)	$5.7	$1.5	$7.7	$1.4

Interest expense, net	8.9	11.0	18.1	22.3
Depreciation and amortization	9.9	12.5	20.1	25.4
Cash payments for restructuring charges and exit costs	(2.3)	(1.2)	(3.8)	(3.2)
Cash payments for share-based compensation	-	-	(0.4)	-

Adjusted EBITDA (1)	$22.2	$23.7	$41.8	$45.8

	Quarter	Quarter	Two Quarters	Two Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/25/08	6/27/07	6/25/08	6/27/07

Share-based compensation	$1.0	$1.1	$1.7	$2.3
Other general and administrative expenses	14.5	$16.1	29.5	$30.8
Total general and administrative expenses	$15.5	$17.2	$31.2	$33.1

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	6/25/08		6/27/07

Total operating revenue (1)	$190.3	100.0%	$240.9	100.0%

Company restaurant operations: (2)
Company restaurant sales	163.2	100.0%	218.3	100.0%
Costs of company restaurant sales:
Product costs	39.0	23.9%	56.3	25.8%
Payroll and benefits	69.0	42.3%	91.9	42.1%
Occupancy	10.0	6.1%	13.0	6.0%
Other operating costs:
Utilities	8.1	4.9%	10.0	4.6%
Repairs and maintenance	3.6	2.2%	4.8	2.2%
Marketing	5.6	3.4%	7.3	3.4%
Legal settlements	0.5	0.3%	1.0	0.5%
Other	7.0	4.3%	8.6	4.0%
Total costs of company restaurant sales	$142.8	87.5%	$193.1	88.4%
Company restaurant operating margin (3)	$20.5	12.5%	$25.3	11.6%

Franchise operations: (4)
Franchise and license revenue	$27.0	100.0%	$22.6	100.0%
Costs of franchise and license revenue	8.5	31.5%	6.9	30.6%
Franchise operating margin (3)	$18.5	68.5%	$15.7	69.4%

Total operating margin (1)(3)	$39.0	20.5%	$40.9	17.0%

Other operating expenses: (1)(3)
General and administrative expenses	15.5	8.2%	17.2	7.1%
Depreciation and amortization	9.9	5.2%	12.5	5.2%
Operating gains, losses and other charges, net	3.0	1.6%	(12.0)	(5.0%)
Total other operating expenses	$28.5	15.0%	$17.6	7.3%

Operating income (1)	$10.5	5.5%	$23.3	9.7%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Annual Operating Margins
(Unaudited)

	Two Quarters		Two Quarters
	Ended		Ended
(In millions)	6/25/08		6/27/07

Total operating revenue (1)	$386.3	100.0%	$477.7	100.0%

Company restaurant operations: (2)
Company restaurant sales	332.8	100.0%	434.1	100.0%
Costs of company restaurant sales:
Product costs	81.0	24.3%	111.4	25.7%
Payroll and benefits	142.7	42.9%	184.8	42.6%
Occupancy	20.5	6.2%	26.2	6.0%
Other operating costs:
Utilities	16.3	4.9%	20.8	4.8%
Repairs and maintenance	7.3	2.2%	8.8	2.0%
Marketing	11.2	3.4%	14.5	3.3%
Legal settlements	0.9	0.3%	1.5	0.4%
Other	14.2	4.3%	16.5	3.8%
Total costs of company restaurant sales	$294.2	88.4%	$384.5	88.6%
Company restaurant operating margin (3)	$38.6	11.6%	$49.6	11.4%

Franchise operations: (4)
Franchise and license revenue	$53.4	100.0%	$43.6	100.0%
Costs of franchise and license revenue	16.7	31.2%	$13.4	30.8%
Franchise operating margin (3)	$36.8	68.8%	$30.2	69.2%

Total operating margin (1)(3)	$75.4	19.5%	$79.8	16.7%

Other operating expenses: (1)(3)
General and administrative expenses	31.2	8.1%	33.1	6.9%
Depreciation and amortization	20.1	5.2%	25.4	5.3%
Operating gains, losses and other charges, net	(5.7)	(1.5%)	(14.6)	(3.1%)
Total other operating expenses	$45.6	11.8%	$43.9	9.2%

Operating income (1)	$29.8	7.7%	$35.9	7.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	6/25/08	6/27/07	6/25/08	6/27/07

Same-Store Sales
Company Restaurants	(0.7%)	2.8%	0.0%	0.5%
Franchised Restaurants	(3.7%)	4.0%	(2.3%)	1.6%
System-wide Restaurants	(2.8%)	3.6%	(1.6%)	1.2%

Company Restaurant Sales Detail
Guest Check Average	6.4%	3.6%	6.1%	3.1%
Guest Counts	(6.7%)	(0.8%)	(5.7%)	(2.6%)

	Quarter	Quarter	Two Quarters	Two Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	6/25/08	6/27/07	6/25/08	6/27/07

Company Restaurants	$442.0	$427.7	$875.3	$843.7

Franchised Restaurants	$368.1	$379.8	$734.8	$746.3

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 3/26/08	373	1,177	1,550

Units Opened	2	2	4
Units Refranchised	(20)	20	0
Units Closed	(1)	(8)	(9)
Net Change	(19)	14	(5)

Ending Units 6/25/08	354	1,191	1,545

Equivalent Units
Second Quarter 2007	510	1,032	1,542
Second Quarter 2008	369	1,178	1,547
	(141)	146	5

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/26/07	394	1,152	1,546

Units Opened	3	11	14
Units Refranchised	(41)	41	0
Units Closed	(2)	(13)	(15)
Net Change	(40)	39	(1)

Ending Units 6/25/08	354	1,191	1,545

Equivalent Units
Year-to-Date 2007	514	1,028	1,542
Year-to-Date 2008	380	1,168	1,548
	(134)	140	6